GEYSER PRODUCTS, LLC

                      Sublicense Agreement

1. Introduction.

This Sublicense Agreement (the "Agreement") is made between GEYSER PRODUCTS, LLC (referred to as "Licensor"), a Delaware limited liability company doing business at 1550 E. McKellips, Suite 103, Mesa, AZ 85203, and STAR BEVERAGE, INC. (referred to as "Licensee"), a Nevada corporation doing business at 4560 S. Decatur Blvd., Suite 204, Las Vegas, Nevada 89103.

2. The Property

The Property refers to all proprietary rights, including but not limited to copyrights, trade secrets, business methods, formulas, research data, know-how and specifications related to Geyser as well as any trademark rights and associated good will.

3. Licensed Products.

Licensed Products are defined as any products or services sold by Licensee that incorporate the Property.

4. Grant of Rights.

Licensor grants to Licensee a non-exclusive, non-transferable license to make, use and sell the Property solely in association with the manufacture, sale, use, promotion or distribution of the Licensed Products.

5. Sublicense.

Licensee may not sublicense the rights granted pursuant to this agreement.

6. Reservation of Rights.

Licensor expressly reserves all rights other than those being conveyed or granted in this Agreement.

7. Territory and Market.

The rights granted to Licensee are worldwide (the "Territory") and for all markets and industries.

8. Term.

This Agreement shall commence upon the latest signature date, (the "Effective Date") and shall extend for a period of one (1) year (the "Term"). The Term shall be automatically extended for additional one year renewal periods (the "Automatic Renewal Term"), provided that:

(a) either Party may prevent such automatic renewal by delivery of written notice to the other Party at least thirty (30) days prior to the expiration of the then current Term; and

(b) Licensee has, within one (1) year of Effective Date, offered
Licensed Products for sale; and

(c) Licensee has sustained gross sales from Licensed Products for a period of one (1) year or more immediately preceding the end the then effective term (either the Term or the Automatic Renewal
Term) of not less than $2,000.000 per year.

9. Royalties.

All royalties ("Royalties") provided for under this Agreement shall accrue when the respective items are sold, shipped, distributed, billed or paid for, whichever occurs first. Royalties shall also be paid by the Licensee to Licensor on all items, even if not billed (including, but not limited to introductory offers, promotions, or distributions) to individuals or companies which are affiliated with, associated with or are subsidiaries of Licensee. Royalties on items not billed shall be computed as if billed by Licensee at a gross invoice amount which is the greater of the list price and average selling price of the item.

10. Net Sales.

"Net Sales" are defined as Licensee's gross sales (i.e., the gross invoice amounts billed customers) less quantity discounts, returns actually credited and applicable sales taxes. A quantity discount is a discount made at the time of shipment and actually shown on the invoice. No deductions shall be made for cash or other discounts, for commissions, for uncollectible accounts, or for fees or expenses of any kind which may be incurred by the Licensee in connection with the Royalty payments. In no event shall the total amount: deducted from gross sales (for discounts, credits or returns) during any royalty period exceed fifteen (15) percent of the gross sales of Licensed Products during that royalty period.

11. Licensed Product Royalty.

Licensee agrees to pay a Royalty of four percent (4%) percent of all Net Sales, which includes all products sold net of return and allowances.

12. License Fee.

As a nonrefundable, nonrecoupable fee for executing this license, Licensee agrees to pay to Licensor upon execution of this Agreement the sum of $1.00.

13. Payments.

All payments, with the exception of payments for consulting as defined in Section 16, shall be paid on the 10th day of each month following shipments. Payment for consulting as defined in
Section 16 shall be made to Licensor within thirty (30) days of the end of each month.

14. Audit.

Licensee shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement, and Licensor or its duly authorized representatives shall have the right upon five (5) days prior written notice, and during normal business hours, to inspect and audit Licensee's records relating to the Property licensed under this Agreement. Licensor shall bear the cost of such inspection and audit, unless the results indicate an underpayment greater than $1,000 for any six-month period. In that case, Licensee shall promptly reimburse Licensor for all costs of the audit along with the amount due with interest on such sums. Interest shall accrue from the date the payment was originally due and the interest rate shall be two percent (2%) per month, or the maximum rate permitted by law, whichever is less. All books of account and records shall be made available in the United States and kept available for at least two (2) years after the termination of this Agreement.

15. Late Payment.

Time is of the essence with respect to all payments to be made by Licensee under this Agreement. If Licensee is late in any payment provided for in this Agreement, Licensee shall pay interest on the payment from the date due until paid at a rate of 1.5% per month, or the maximum rate permitted by law, whichever is less.

16. Licensor Warranties.

Licensor warrants that it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding the proprietary rights in the Property which would interfere with the rights granted under this Agreement. Licensee acknowledges that, inasmuch as Property may depend on technology or intellectual property belonging to third parties, additional licenses with said third parties may be required for Licensee to derive commercial benefit from Property and that Licensor makes no warrantees to the contrary.

17. Indemnification by Licensor.

Licensor shall indemnify Licensee and hold Licensee harmless from any damages and liabilities (including reasonable attorneys' fees and costs), arising from any breach of Licensor's warranties as defined in Licensor's Warranties, above, provided: (a) such claim, if sustained, would prevent Licensee from marketing the Licensed Products or the Property; (b) such claim arises solely out of the Property as disclosed to the Licensee, and not out of any change in the Property made by Licensee or a vendor, or by reason of an off-the-shelf component or by reason of any claim for trademark infringement; (c) Licensee gives Licensor prompt written notice of any such claim; (d) such indemnity shall only be applicable in the event of a final decision by a court of competent jurisdiction from which no right to appeal exists; and
(e) that the maximum amount due from Licensor to Licensee under this paragraph shall not exceed the amounts due to Licensor under the Payment Section from the date that Licensor notifies Licensee of the existence of such a claim. The maximum amount due from Licensor to Licensee under this paragraph shall not exceed fifty percent (50%) of the Royalty amounts due to Licensor under Sections 11 and 13 above from the date that Licensor notifies Licensee of the existence of such a claim. After the commencement of a lawsuit against Licensee that comes within the scope of this paragraph, Licensee may place fifty percent (50%) of the said Royalties thereafter due to Licensor under Sections 11 and 13 above in a separate interest bearing fund hereinafter referred to as the "Legal Fund." Licensee may draw against such Legal Fund to satisfy all of the reasonable expenses of defending the suit and of any judgment or settlement made in regard to this suit. In the event the Legal Fund shall be insufficient to pay the then current defense obligations, Licensee may advance monies on behalf of the Legal Fund and shall be reimbursed as payments are credited to the Legal Fund. Licensor's liability to Licensee shall not extend beyond the loss of its royalty deposit in the Legal Fund. After the suit has been concluded any balance remaining in the Legal Fund shall be paid to Licensor and all future Royalties due to Licensor shall be paid to Licensor as they would otherwise, become due. Licensee shall not permit the time for appeal from an adverse decision on a claim to expire.

18. Licensee Warranties.

Licensee warrants that it will use its best commercial efforts to market the Licensed Products and that their sale and marketing shall be in conformance with all applicable laws and regulations, including but not limited to all intellectual property laws.

19. Indemnification by Licensee.

Licensee shall indemnify and defend Licensor and hold Licensor harmless from any damages and liabilities (including reasonable attorneys' fees and costs), (a) arising from any breach of Licensee's warranties and representation as defined in the Licensee Warranties, above, (b) arising Out Of any alleged defects or failures to perform of the Licensed Products or any product liability claims or use of the Licensed Products; and
(c), any claims arising out of advertising, distribution or marketing of the Licensed Products.
20. Limitation of Licensor Liability.

Licensor's maximum liability to Licensee under this agreement, regardless on what basis liability is asserted, shall in no event exceed the total Royalty amounts paid to Licensor under this Agreement. Licensor shall not be liable to Licensee for any incidental, consequential, punitive or special damages.

21. Intellectual Property Protection.

Licensor may, but is not obligated to seek, in its own name and at its own expense, appropriate patent, trademark or copyright protection for the Property. Licensor makes no warranty with respect to the validity of any patent, trademark or copyright which may be granted. Licensor grants to Licensee the right to apply for patents on the Property or Licensed Products provided that such patents shall be applied for in the name of Licensor and licensed to Licensee during the Term and according to the conditions of this Agreement. Licensee shall have the right to deduct its reasonable out of pocket expenses for the preparation, filing and prosecution of any such U.S. patent application (but in no event more than $5,000) from future Royalties due to Licensor under this Agreement. Licensee shall obtain Licensor's prior written consent before incurring expenses for any foreign patent application.

22. Compliance with Intellectual Property Laws.

The license granted in this Agreement is conditioned on Licensee's compliance with the provisions of the intellectual property laws of the United States and any foreign country in the Territory. All copies of the Licensed Products as well as all promotional material shall bear appropriate proprietary notices.

23. Infringement Against Third Parties.

In the event that either party learns of imitations or infringements of the Property or Licensed Products, that party shall notify the other in writing of the infringements or imitations. Licensor shall have the right to commence lawsuits against third persons arising from infringement of the Property or Licensed Products. In the event that Licensor does not commence a lawsuit against an alleged infringing party within sixty days of notification by Licensee, Licensee may commence a lawsuit against the third party. Before the filing suit, Licensee shall obtain the written consent of Licensor to do so and such consent shall not be unreasonably withheld. Licensor will cooperate fully and in good faith with Licensee for the purpose of securing and preserving Licensee's rights to the Property. Any recovery (including, but not limited to a judgment, settlement or licensing agreement included as resolution of an infringement dispute) shall be divided equally between the parties after deduction and payment of reasonable attorneys' fees to the party bringing the lawsuit.

24. Exploitation.

Licensee agrees to manufacture, distribute and sell the Licensed Products in commercially reasonable quantities during the term of this Agreement and to commence such manufacture, distribution and sale within the following time period: two (2) years. This is a material provision of this Agreement.

25. Samples and Quality Control.

Licensee shall submit a reasonable number of production samples of the Licensed Products to Licensor to assure that the product meets Licensor's quality standards. In the event that Licensor fails to object in writing within ten (10) business days after the date of receipt the Licensed Products shall be deemed to be acceptable. At least once during each calendar year or with each major revision of Licensed Products, Licensee shall submit two production samples of each Licensed Product for review. The quality standards applied by Licensor shall be no more rigorous than the quality standards applied to similar products but at least as rigorous as quality standards applied by Licensee to Licensee's other products.

26. Insurance.

Licensee shall, no later than thirty (30) days prior to the first sale of a Licensed Product and continuing throughout the remainder of the Term, obtain and maintain, at its own expense, a standard product liability insurance coverage policy, naming Licensor as additional named insureds. Such policy shall provide protection against any claims, demands and causes of action arising out of any alleged defects or failure to perform of the Licensed Products or any use of the Licensed Products. The amount of coverage shall be a minimum of $1,000,000 with no deductible amount for each single occurrence for bodily injury or property damage.

Licensee shall, no later than thirty (30) days prior to the first sale of a Licensed Products and continuing throughout the remainder of the Term, obtain and maintain, at its own expense, a policy insuring against suit for infringement, naming Licensor as additional named insureds. Such policy shall provide protection against any claims, demands and causes of action alleging that Licensed Products or any use of Licensed Products infringe upon the intellectual property of any third party. The amount of coverage shall determined by a reasonable assessment of the risk by an independent insurance expert familiar with relevant infringement law suits and with no deductible amount for each single occurrence of infringement.

Each policy shall (a) be maintained with a carrier having a Moody's rating of at least B; and (b) provide for notice to the Agent and Licensor from the insurer by Registered or Certified Mail in the event of any modification or termination of insurance. Licensee shall furnish Licensor and Agent a certificate from its insurance carrier or carriers evidencing said insurance coverage in favor of Licensor, and in no event shall Licensee distribute the Licensed Products before the receipt by the Licensor of evidence of insurance. Each of the provisions of this section shall survive termination for a period of not less than two (2) years.

27. Confidentiality.

The parties acknowledge that each may be furnished or have access to confidential information that relates to each other's business (the "Confidential Information"). In the event that Information is in written form, the disclosing party shall label or stamp the materials with the word "Confidential" or some similar warning. In the event that Confidential Information is transmitted orally the disclosing party shall promptly provide a writing indicating that such oral communication constituted Confidential Information. The parties agree to maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the other party and to restrict access to such Confidential Information to persons bound by this Agreement, providing such access only on a need-to-know basis. Neither party, without prior written approval of the other, shall use or otherwise disclose to others, or permit the use by others of the Confidential Information.

The parties agree that the Terms and Conditions of this Agreement are Confidential Information as defined herein and shall not disclose said Terms and Conditions except as mutually agreed in writing.

28. Licensor's Right to Terminate.

Licensor shall have the right to terminate this Agreement for the following reasons:

(a) Licensee fails to pay Royalties or any other amounts when due or fails to accurately report Net Sales, as defined in the Payment Section of this Agreement, and such failure is not cured within thirty (30) days after written notice from the Licensor;

(b)  Licensee fails to introduce the product to market by October
1, 2003 or to sell the Licensed Products in commercially reasonable quantities during any subsequent year;

(c)  Licensee fails to maintain confidentiality regarding
Licensor's trade secrets and other Information;

(d)  Licensee fails to charge a competitive price for Licensed
Product such that the average price per unit, or price per use if sold as a service, is less than seventy (70) percent of the average market price of competitive products or services;

(e) Licensee assigns or sublicenses in violation of the Agreement;

(f) Licensee fails to maintain or obtain product liability insurance as required by the provisions of this Agreement; or

(g) Licensee engages in immoral, unethical, or illegal activities, either provably or is publicly alleged to have done so in a manner which damages Licensor.

In addition, Licensor shall have the right to terminate the grant of license under this Agreement with respect to any country or region included in the Territory, or with respect to any industry or market in which Licensee fails to offer the Licensed Products for sale or distributions or to secure a sublicensing agreement for the marketing, distribution and sale of the product within the Term or Automatic Renewal Term of this Agreement.

29. Effect of Termination.

Upon termination of this Agreement, all Royalty and other obligations as established in the Payments Section shall immediately become due. After the termination of this license, all rights granted to Licensee under this Agreement shall terminate and revert to Licensor, and Licensee will refrain from further manufacturing, copying, marketing, distribution, or use of any Licensed Product or other product which incorporates the Property. Within thirty (30) days after termination, Licensee shall deliver to Licensor a statement indicating the number and description of the Licensed Products which it had on hand or is in the process of manufacturing as of the termination date. Licensee may dispose of the Licensed Products Covered by this Agreement for a period of three months after termination or expiration except that Licensee shall have no such right in the event this agreement is terminated according to the Licensor's Right to Terminate, above. At the end of the post-termination sale period, Licensee shall furnish a royalty payment and statement as required under the Payment Section. Upon termination, Licensee shall deliver to Licensor all tooling and molds used in the manufacture of the Licensed Products. Licensor shall bear the costs of shipping for the tooling and molds.

30. Survival.

The obligations of Sections 13, 14, 15, 16, 17, 18, 19, 20, 21,
22, 23, 26, and 27 shall survive any termination of this Agreement.

31. Attorneys' Fees and Expenses.

The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Agreement.

32. Mediation and Arbitration.

The Parties agree that every dispute or difference between them, arising under this Agreement, shall be settled first by a meeting of the Parties attempting to confer and resolve the dispute in a good faith manner. If the Parties cannot resolve their dispute after conferring, any Party may require the other Parties to submit the matter to non-binding mediation, utilizing the services of an impartial professional mediator approved by all Parties. If the Parties cannot come to an agreement following mediation, the Parties agree to submit the matter to binding arbitration at a location mutually agreeable to the Parties. The arbitration shall be conducted on a confidential basis, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings and a written determination of the arbitrators including an explanation for all conclusions of law and fact. Absent an agreement to the contrary, any such arbitration shall be conducted by an arbitrator experienced in intellectual property law, invention licensing law, and computer software technology. The Parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. In the event of any such dispute or difference, either Party may give to the other notice requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the Parties and may be confirmed in a court of competent jurisdiction.

33. Governing Law and Jurisdiction.

This Agreement shall be governed in accordance with the laws of the State of Nevada.

The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County, Nevada in any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might be entitled by domicile or otherwise.

34. Waiver.

The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

35. Invalidity.

If any provision of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected.

36. Entire Understanding.

This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both parties.

37. Attachments and Exhibits.

The parties agree and acknowledge that all attachments, exhibits and schedules referred to in this Agreement are incorporated in this Agreement by reference.

38. Notices.

Any notice or communication required or permitted to be given under this Agreement shall be sufficiently given when received by certified mail or overnight courier to the party at the then legal address of said party, or such other address as may be agreed by the parties in writing.

39. No Joint Venture.

Nothing contained in this Agreement shall be construed to place the parties in the relationship of agent, employee, franchisee, officer, partners or joint ventures. Neither party may create or assume any obligation on behalf of the other.

40. Assignability.

Licensee may not assign or transfer its rights or obligations pursuant to this Agreement without the prior written consent of Licensor. Such consent shall not be unreasonably withheld. Any assignment or transfer in violation of this section shall be void.

Each party has signed this Agreement through its authorized representative. The parties, having read this Agreement, indicate their consent to the terms and conditions by their signature below:

Licensor Name:  Geyser Products, LLC


By: /s/                            Date:  9/6/02
Name:  Jerry Ludeman
Title: Chief Executive Officer


Licensee Name:  Star Beverage, Inc.


By: /s/                            Date:  9/6/02
Name:  Roger Mohlman
Title: President